TECHTEAM GLOBAL, INC.
2006 INCENTIVE STOCK AND AWARDS PLAN
PERFORMANCE SHARE AWARD

David A. Kriegman
8220 Crestwood Heights Drive
McLean, VA 22102
Dear Mr. Kriegman:

You have been granted a Performance Share award (the "Performance Share Award") for shares of common stock of TechTeam Global, Inc. (the “Company”) under the TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Performance Period:	September 24, 2009 through December 31, 2010
Performance Criteria:
As used herein, the term "Transaction" shall mean the first to occur of a Company Transaction or a TTGSI Transaction (as those terms are hereinafter defined).  There are two Performance Goals:

(a) the first to occur of (1)(i) the closing of the sale or other disposition of all or substantially all of the assets of the Company or (ii) the sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of directors of the Company (each, a "Company Transaction”) or (2)(x) the closing of the sale or other disposition of all or substantially all of the assets of TechTeam Government Solutions, Inc. ("TTGSI") or (y) the sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of directors of TTGSI (each, a "TTGSI Transaction”) during the Performance Period, and

(b) meeting the Transaction Value set forth below.  In no event shall you be entitled to earn Shares under this Performance Share Award with respect to both a Company Transaction and a TTGSI Transaction.

Subject to the terms of this Performance Share Award, if both Performance Goals are met during the Performance Period, you will earn a number of Shares based on the Transaction Value (as hereinafter defined), and otherwise as follows.

If the Transaction is a TTGSI Transaction, then the Transaction Value that must be met in order to earn Shares hereunder shall be as set forth in the table below.

Transaction Value	Performance Share Grant
$60,000,000 to $70,000,000	1,000 to 5,000
$70,000,000 to $80,000,000	5,001 to 10,000
$80,000,000 to $90,000,000	10,001 to 20,000
$90,000,000 to $100,000,000	20,001 to 25,000
➢$100,000,00	Discretionary

If the Transaction is a Company Transaction, the Transaction Value that must be achieved with respect to TTGSI in order to earn Shares hereunder shall be as set forth in the table above.  If there is no allocation of the consideration in the definitive agreement(s) for the Company Transaction between the consideration paid for the Company and its subsidiaries (other than TTGSI) and the consideration paid for TTGSI and its subsidiaries, then the Transaction Value shall be determined in good faith by the Compensation Committee.  In making such determination, the Compensation Committee may take into account the consideration set forth in the most recent written offer received from the acquiror in such Company Transaction for the purchase of TTGSI independent of the Company; or if such acquiror did not make a written offer to buy the Company independent of the TTGSI, the most recent written offer received from a potential buyer of the Company independent of TTGSI.

If the Transaction Value is an amount within a range set forth in the table above, the number of Shares that you will earn with respect to this Performance Share Award shall be determined based on a linear interpolation between the two applicable ranges.

For the avoidance of doubt, if the Transaction Value is less than $60,000,000, you will not earn any Shares with respect to this Performance Share Award.  Further, the Performance Shares set forth in the table above are not cumulative (i.e., if the Transaction Value is greater than $100,000,000, subject to meeting the other terms of this Performance Share Award, you will only be entitled to earn 25,000 Shares.

For purposes of this Performance Share Award, “Transaction Value” shall mean the aggregate fair market value of the consideration actually received by the Company and/or its direct or indirect stockholders in a Transaction (determined as of the closing date of a Transaction) and 65% of the fair market value of any Contingent Payments (as defined below).  The fair market value of any consideration in the form of securities or other property shall be determined on the same basis as which the securities or other property were in the Transaction.  "Contingent Payments” shall be defined as the consideration receivable or received by the Company or its former or current equity holders in the form of “earn-outs,” escrows, indemnity claims or other similar contingent payments based upon the occurrence of future events.  Transaction Value and the value of any Contingent Payments shall be determined by the Compensation Committee, in its sole discretion.

If your employment terminates in the period that is six months prior to the consummation of a Transaction due to (a) death; (b) Disability; or (c) termination of your employment by the Company without “Cause” or by you for “Good Reason” as defined in your [Change of Control Agreement/ Employment Agreement], then you will be eligible to receive the Performance Shares set forth above only if both Performance Goals are met.  For this purpose, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Administrator.

If your employment or service terminates prior to the Transaction for any other reason, this Performance Share Award will terminate in full on the date of such termination without any consideration due to you and you will not earn any Performance Shares.

Issuance of Certificates:
If the Performance Goals are met, immediately prior to, and contingent upon the consummation of the Transaction, the Company will issue in your name certificate(s) evidencing your Performance Shares, to the extent earned in accordance with the terms of this Performance Share Award.

Transferability of Shares:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Withholding:
To the extent that the receipt of the Performance Shares results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.  You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares.  Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are distributed.  The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
• This Performance Share Award may be amended only by written consent signed by you and the Company.

• As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

• This Agreement may be executed in counterparts.

This Performance Share Award is granted under and governed by the terms and conditions of the Plan.  In the event of a conflict between the terms of the Plan and this Performance Share Awards, the terms of this Plan will govern.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS PERFORMANCE SHARE AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE
PROSPECTUS DESCRIBING THE PLAN.

/s/ Gary J. Cotshott	/s/ David A. Kriegman
Gary J. Cotshott	David A. Kriegman